EXHIBIT 23.2



               Consent of Independent Accountants



We consent to the use of our report dated January 17, 1996, with respect to the financial statements and schedule of ALC Communications Corporation incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Frontier Corporation for the registration of 1,289,612 shares of its common stock.


/s/ Ernst & Young LLP

Ernst & Young LLP

Detroit, Michigan
June 15, 1998